UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 3, 2008
COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1800 — 114th Avenue SE
BELLEVUE, WA 98004

(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (425) 943-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On April 3, 2008, the Board of Directors of Coinstar, Inc. (“Coinstar”), upon the recommendation of its Nominating and Governance Committee, amended and restated the Amended and Restated Bylaws of Coinstar (the “Bylaws”). The amendments, effective April 3, 2008, relate to, among other things, the voting process and standard for the election of directors and the adoption of stockholder rights plans. With these amendments, the Bylaws provide that the voting standard in uncontested director elections will be a majority voting standard. Under the new majority voting standard, a nominee for director will be elected to the Board of Directors if the votes cast “for” the candidate for director exceed the votes cast “against” that candidate. If an incumbent director does not receive a majority of the votes cast in an uncontested election, an independent committee will decide whether to accept or reject any tendered resignation. Directors will continue to be elected by a plurality vote in contested director elections. In addition, the Bylaws were amended to include a new provision that generally provides that stockholder approval is required for the implementation of any future stockholder rights plan, prior to or in certain limited situations within twelve months after adoption of such plan.
The foregoing description of the amendments to and restatement of the Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws of Coinstar (effective April 3, 2008), a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference. A copy of the press release announcing, among other things, the Board of Directors’ adoption of a majority voting standard for uncontested director elections is attached hereto as Exhibit 99.1.
Item 8.01 Other Events.
In connection with the amendments to the Bylaws referenced in Item 5.03 of this Current Report on Form 8-K, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, approved and adopted the following policy, effective April 3, 2008, regarding majority voting in director elections:
In furtherance of the principles regarding majority election of directors set forth in Article III, Section 8 of the Amended and Restated Bylaws (the “Bylaws”) of Coinstar, Inc. (the “Company”), the Board expects each incumbent director who is nominated for re-election to the Board of Directors to resign from the Board if he or she fails to receive the required number of votes for re-election in accordance with the Bylaws of the Company and the Board or a duly authorized committee of the Board determines to accept such resignation. Accordingly, in considering whether to nominate any incumbent director for re-election, the Board shall take into account whether or not the incumbent director has tendered an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which such director faces re-election and (ii) acceptance of such resignation in accordance with the Company’s Bylaws. In addition, in considering whether to nominate an individual who is not an incumbent director for election to the Board, or to fill a director vacancy or new directorship, the Board shall take into account whether such individual has agreed to tender a resignation of the type described in the preceding sentence prior to being nominated for re-election, if applicable.
In addition, on April 3, 2008, upon the recommendation of the Nominating and Governance Committee, the Board of Directors amended and restated in their entirety the Nominating and Governance Committee Charter and the Company’s Director Selection Guidelines, including revisions to take into account the implementation of the new voting standards for the election of directors. The amended and restated Nominating and Governance Committee Charter and Director Selection Guidelines will be available on Coinstar’s website at www.coinstar.com.
On April 3, 2008, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, approved the termination of the Rights Agreement dated as of November 12, 1998 between the Company and American Securities Transfer & Trust, Inc. (the “Rights Agreement”). Originally scheduled to expire on November 12, 2008, the Rights Agreement will be amended to accelerate its expiration to a date within the next two weeks, thereby terminating the Rights Agreement as of that date.
On April 3, 2008, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, also amended its nonemployee director stock ownership guidelines to provide:
Each director should personally own shares of the Company’s common stock equal in market value to three times a director's annual cash compensation. The minimum number of shares to be held by directors will be calculated on the day of the then-current annual meeting of stockholders. The shares owned shall be valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value. Any subsequent change in the value of shares will not affect the amount of stock directors should hold during that year. Current directors are expected to attain the minimum level of target ownership prior to the 2009 annual meeting of stockholders. A new director will be expected to attain the minimum level of target ownership within a period of three years from the date he or she is first elected to the Board of Directors. The following shares will be counted in determining a director’s stock ownership: (a) shares of Company common stock purchased on the open market; (b) shares obtained through option exercises; and (c) shares of Company restricted stock held directly by a director, whether or not yet vested. Director stock ownership does not include options to purchase stock.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Coinstar, Inc. (effective April 3, 2008)
99.1	Press release dated April 3, 2008
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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.
	By:	/S/ DAVID W. COLE
Date: April 3, 2008		David W. Cole
Chief Executive Officer

INDEX TO EXHIBITS

3.1	Amended and Restated Bylaws of Coinstar, Inc. (effective April 3, 2008)
99.1	Press release dated April 3, 2008

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